CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Interests Of Named Experts And Counsel" and to the use of our reports dated October 26, 2000, in the Registration Statement (Form SB-2) and related Prospectus of Corporate Development and Innovation Inc. for the registration of shares of its common stock.


Vancouver,  Canada

Elliott, Tulk, Pryce, & Anderson
CHARTERED  ACCOUNTANTS




Manning  Elliott


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